Exhibit 4.1

EARLE M. JORGENSEN COMPANY
AND
RSAC ACQUISITION CORP.
TO
THE BANK OF NEW YORK TRUST COMPANY, N.A.
(Successor to The Bank of New York) , as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated April 3, 2006

Supplementing Indenture dated as of May 22, 2002

     FIRST SUPPLEMENTAL INDENTURE, dated April 3, 2006, by and among EARLE M. JORGENSEN COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (“EMJ”), RSAC Acquisition Corp., a corporation duly organized and existing under the laws of the State of Delaware (“RSAC”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture (as hereinafter defined).
RECITALS OF EMJ AND RSAC
     EMJ, and The Bank of New York, a New York banking corporation, as trustee (the “Original Trustee”), entered into an Indenture, dated as of May 22, 2002 (the “Indenture”), providing for the issuance by EMJ of its 9 3/4% Senior Secured Notes due 2012 (the “Notes,” which term shall have the meaning assigned to it in the Indenture).
     Pursuant to the Indenture, EMJ issued $250,000,000 aggregate principal amount of the Notes, all of which are outstanding on the date hereof.
     Pursuant to that certain Agreement of Resignation, Appointment and Acceptance, by and among EMJ, the Original Trustee and The Bank of New York Trust Company, N.A. (“BNYTC”), effective June 1, 2005, BNYTC succeeded to the Original Trustee as Trustee under the Indenture.
     On the date hereof, and effective as of the time (the “Effective Time”) of the Merger (as hereinafter defined), EMJ merged (the “Merger”) with and into RSAC, whereby and whereupon the existence of EMJ ceased and RSAC continued as the surviving corporation under the changed name “Earle M. Jorgensen Company,” pursuant to that certain Agreement and Plan of Merger, dated January 17, 2006, by and among Reliance Steel & Aluminum Co., a California corporation, RSAC and EMJ.
     Section 1001(i) of the Indenture provides that, without the consent of any Holders, the Company when authorized by a Board Resolution, and the Trustee, may enter into an indenture supplemental to the Indenture for the purpose, among other things, of evidencing the succession of another Person to the Company and the assumption by such successor of the covenants of the Company contained in the Indenture or in the other Note Documents.
     The Trustee has received from EMJ and RSAC Officers’ Certificates stating, among other things, that the Merger complies with the applicable provisions of the Indenture and Opinions of Counsel stating, among other things, that all conditions precedent to the execution and delivery of this Supplemental Indenture have been complied with.
     The execution and delivery of this First Supplemental Indenture have been duly authorized by Board Resolutions of EMJ and RSAC, and EMJ and RSAC have requested the Trustee to join with them in the execution of this First Supplemental Indenture.

     For and in consideration of the premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I
     Section 1.01. Effective as of the Effective Time, RSAC hereby expressly assumes all of the obligations of EMJ under the Indenture, the Notes, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement, and RSAC succeeds to, and is substituted for, and may exercise every right and power of, EMJ under the Indenture, the Notes, the Security Documents, the Registration Rights Agreement and the Intercreditor Agreement.
ARTICLE II
MISCELLANEOUS
     Section 2.01. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.
     Section 2.02. The recitals herein shall be taken as the statements solely of the EMJ and RSAC, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to, and shall not be responsible in any manner whatsoever for or in respect of, the validity or sufficiency of this First Supplemental Indenture.
     Section 2.03. All the covenants, stipulations, promises and agreements in this First Supplemental Indenture contained by each of the EMJ and RSAC shall bind its successors and assigns whether so expressed or not.
     Section 2.04. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).
     Section 2.05. This First Supplemental Indenture may be executed with counterpart signature pages or in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
     Section 2.06. Nothing in this Supplemental Indenture or the Securities, express or implied shall give to any Person, other than the parties hereto and their successors hereinunder and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.
     Section 2.07. Capitalized terms not otherwise defined in this First Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.
     IN WITNESS WHEREOF, this First Supplemental Indenture has been duly executed as of the date first-above written.

EARLE M. JORGENSEN COMPANY, a Delaware corporation
By:	/s/ William S. Johnson
	Name:	William S. Johnson
	Title:	VP and CFO

RSAC ACQUISITION CORP., a Delaware corporation
By:	/s/ Karla Lewis
	Name:	Karla Lewis
	Title:	Chief Financial Officer and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:	/s/ Melonee Young
	Name:	Melonee Young
	Title:	Vice President

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